Webcast Alert: Maine & Maritimes Corporation Presentation at Informed Investors Energy/Oil/Gas Stocks On-line Forum to Be Webcast on Thursday, December 1, 2005, 9:30 am ET

PRESQUE ISLE, ME -- 11/30/2005 -- Maine & Maritimes Corporation (AMEX: MAM) will present at the following forum:

What:     Maine & Maritimes Corporation (AMEX: MAM) will give a
presentation at Informed Investors Energy/Oil/Gas Stocks On-line Forum.

Elliott Gue, Editor of The Energy Strategist Newsletter, and Frank Holmes,
CEO of U.S. Global Investors Funds

Sponsor:  The Energy Strategist Investment Newsletter

When:     December 1, 2005 @ 9:30 AM Eastern Time

Where:    http://www.informedinvestors.com/IIF/IIF_Forum.asp?ForumID=89504

How:      Live over the Internet -- Simply log on to the web at the address above.

Contact:  Mike Randall, (506) 852-7523, mrandall@maineandmaritimes.com
If you are unable to attend the live event, the forum will be available via webcast at http://www.informedinvestors.com/IIF/IIF_Forum.asp?ForumID=89504

Maine & Maritimes Corporation (MAM) is a holding company that manages its investments within the utility and facilities infrastructure competitive space, while providing sustainable engineering, facility lifecycle asset management, asset development and energy efficiency solutions to internal and external clients across North America. Formed in 2003 as the parent company of Maine Public Service Company, a Maine-based electric transmission and distribution utility, the holding company wholly owns four companies and their subsidiaries including Maine Public Service, The Maricor Group and its subsidiary The Maricor Group, Canada, Maricor Properties Ltd., and Maricor Technologies Ltd. MAM is actively seeking further investments in utility and engineering/energy management companies, as well as real estate and energy assets as part of its strategic growth plan.

With roots that date back over 100 years, MAM is a testament to the importance of sustainable principles. We are firmly committed to adding social, economic, and environmental values that result in improved and sustainable shareholder returns. We believe financial growth can, and should, result from socially responsible services, products, and infrastructure development. Our small company agility, governed by sustainable business principles, can provide shareholders with a market-responsive investment guided by long-term values.

Our tradition of service, our sense of place, and our spirit of progress live deep within our corporate culture, manifested today through our values at work. As our name suggests and our heritage reminds, our company has strong commitments to meeting the infrastructure needs of communities in the Maritimes region.

FORUM CONTACT:
Cary Loeser
Informed Investors
804-327-3407
cloeser@wilink.com
Web site:  http://www.informedinvestors.com